Exhibit 99.1

Poseida Therapeutics Provides Updates and Financial Results for the Second Quarter of 2024

Continued Roche CAR-T partnership progress with agreement for Poseida to initiate Phase 1b portion of P-BCMA-ALLO1 clinical trial

Strong Astellas research collaboration momentum with nomination of first allogeneic solid tumor CAR-T program target

On track to deliver meaningful clinical updates across allogeneic CAR-T pipeline in the second half of 2024 with first data readout anticipated at International Myeloma Society annual meeting in September

Continued progress on non-viral genetic medicines pipeline, including FDA granting of INTERACT meeting for P-FVIII-101

SAN DIEGO, August 5, 2024 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage allogeneic cell therapy and genetic medicines company advancing differentiated non-viral treatments for patients with cancer and rare diseases, today announced updates and financial results for the second quarter ended June 30, 2024.

“Poseida has delivered strong progress across our pipeline of innovative, non-viral allogeneic cell therapy and genetic medicine programs so far in 2024, setting the stage for significant potential catalysts in the second half of the year,” said Kristin Yarema, Ph.D., President and Chief Executive Officer of Poseida Therapeutics. “For CAR-T, this is highlighted by multiple clinical data readouts across our BCMA, CD19CD20 and MUC1-C programs before year-end, the ongoing advancement of our partnerships with Roche and Astellas, and progress on our strategic approach to leveraging our allogeneic platform for autoimmune disease. We also expect new data from our genetic medicine programs that will continue to support the path towards IND filings and potential business development opportunities.”

Recent Accomplishments

Cell Therapy

Advanced Roche partnership, securing $45 million from milestone execution in the first half of 2024, with additional milestones anticipated in the second half of the year, including a payment related to the planned initiation of the Phase 1b portion of the P-BCMA-ALLO1 clinical trial. Poseida and Roche have aligned on the Phase 1b trial design, which incorporates process improvements and feedback from recently completed advisory board meetings with leading clinicians and the study is expected to commence shortly. Poseida will continue to have operational responsibility for the expanded Phase 1/1b trial, which will be funded by Roche.

Progressed the strategic research collaboration and license agreement with Astellas’ wholly owned subsidiary Xyphos Biosciences with the formal nomination of the first high-potential program target. Poseida received $50 million in an upfront payment during the second quarter of 2024 related to the initiation of the license agreement.

Genetic Medicine

Demonstrated ongoing leadership in development of non-viral approach to genetic medicines, supported by multiple data presentations at the American Society of Gene and Cell Therapy (ASGCT) 27th Annual Meeting featuring Poseida’s lead genetic medicine approaches.

ASGCT data highlights:

•
In P-KLKB1-101 for hereditary angioedema (HAE), interim preclinical data in a non-human-primate (NHP) model showed that the Cas-CLOVER nuclease formulation was well tolerated and yielded dose-dependent levels of editing in early read-out data.
•
Studies in human cells and rodent models show high fidelity and high efficiency KLKB1 editing within a target range for correction of HAE. P-KLKB1-101 demonstrated a highly controlled dose-dependent reduction in kallikrein protein with human hepatocyte studies revealing minimal off-target editing. This was consistent with findings that Cas-CLOVER displays approximately 20-fold higher fidelity than Cas9, across multiple cell types and targets.
•
In P-FVIII-101 for Hemophilia A, preclinical rodent data support advancing to NHP studies based on sustained FVIII expression at physiologically desired levels over 13 months from a single dose, along with data supporting significantly reduced immunogenicity (relative to a conventional lipid nanoparticle (LNP)) and the ability to fine tune FVIII expression levels via repeat dosing and/or Poseida’s proprietary modulator switch.
•
Additional data describing the Company’s advancements in its proprietary LNP technology, intracellular targeting agents and nuclease fidelity.

In addition, the FDA recently granted an INTERACT meeting for P-FVIII-101 in September 2024, which will provide Poseida with early engagement and communication with FDA on the program, in order to support efficient development that is aligned with FDA standards. INTERACT meetings focus on innovative and emerging technologies covered by the FDA’s Center for Biologics Evaluation and Research (CBER).

Upcoming Milestones

•
P-BCMA-ALLO1 in relapsed/refractory multiple myeloma (RRMM): new data anticipated for presentation at the International Myeloma Society 21st Annual Meeting, being held September 25-28, 2024, in Rio de Janeiro. Additional clinical updates are planned for the second half of 2024, subject to coordination with Roche.
•
P-MUC1C-ALLO1 in solid tumors: clinical update planned for the second half of 2024.
•
P-CD19CD20-ALLO1 in B-cell malignancies: interim data update anticipated in the second half of 2024, subject to coordination with Roche.
•
P-KLKB1-101 for HAE and P-FVIII-101 for Hemophilia A: data updates anticipated in the fourth quarter 2024.

Other Operational Updates and Upcoming Events

Manufacturing Updates

The Company continues to advance its platform process and analytical capabilities for allogeneic cell therapy manufacturing. Recent analytical enhancements have enabled more precise evaluation of prospective donors as well as providing superior characterization of drug product attributes.

Cell Therapy R&D Day

Poseida will host a cell therapy-focused R&D Day on November 14, 2024, to highlight progress and further opportunities across the Company, including its earlier stage allogeneic CAR-T pipeline. Further details on the event will be disclosed at a later time.

Evaluating Opportunities in CAR-T Beyond Oncology

The Company believes its TSCM-rich CAR-T platform and associated proprietary technologies have strong potential to deliver new therapeutic approaches in autoimmune disease. The Company remains well positioned to potentially advance an allogeneic CAR-T strategy for autoimmune disease and is actively working to identify the optimal opportunity to leverage its existing programs and/or platforms in areas where it is best positioned to lead. The Company will provide an update later this year.

Financial Results for the Second Quarter 2024

Revenues

Revenues were $26.0 million for the three months ended June 30, 2024, compared to $20.0 million for the same period in 2023. The increase was primarily due to milestone recognition and an increase in reimbursed research and development expenses under the Roche Collaboration Agreement.

Revenues were $54.1 million for the six months ended June 30, 2024 compared to $30.4 million for the same period in 2023. The increase was primarily due to milestone recognition and an increase in reimbursed research and development expenses under the Roche Collaboration Agreement, and revenue recognized from the Astellas Strategic Agreements.

Research and Development Expenses

Research and development expenses were $45.5 million for the three months ended June 30, 2024, and $88.5 million for the six months ended June 30, 2024 compared to $39.2 million and $77.2 million for the same periods in 2023, respectively. The increases were primarily due to an increase in allogeneic clinical stage programs, driven mainly by an increase in overall enrollment of the Company’s allogeneic programs and the initiation of its third allogeneic clinical trial, P-CD19CD20-ALLO1, and by an increase in preclinical stage programs and other unallocated expenses.

General and Administrative Expenses

General and administrative expenses were $12.2 million for the three months ended June 30, 2024, compared to $8.7 million for the same period in 2023. The increase was primarily due to higher personnel expenses, mainly caused by an increase in stock-based compensation expense driven by a one-time expense associated with the succession plan in which the Company’s former CEO became the Executive Chairman in 2024.

General and administrative expenses were $22.0 million for the six months ended June 30, 2024, compared to $20.5 million for the same period in 2023. The increase was primarily due to higher legal fees related to patent expenses and the Astellas Collaboration Agreement, and higher personnel expenses, mainly caused by an increase in stock-based compensation expense driven by a one-time expense associated with the succession plan in which the Company’s former CEO became the Executive Chairman in 2024.

Net Loss

Net loss was $31.4 million and $55.6 million for the three and six months ended June 30, 2024, respectively, compared to net loss of $27.5 million and $66.3 million for the three and six months ended June 30, 2023, respectively.

Cash Position

As of June 30, 2024, the Company’s cash, cash equivalents and short-term investments balance was $237.8 million. This includes $95 million in milestone and upfront payments generated in the first half of 2024, consisting of a $50 million upfront payment from the Astellas collaboration and $45 million from continued execution in the Company’s CAR-T partnership with Roche. The Company expects that its cash, cash equivalents and short-term investments together with these and other remaining near-term milestones and other payments from Roche will be sufficient to fund operations into the second half of 2025 and potential additional anticipated progress and payments under the Roche Collaboration Agreement and/or potential additional business development could further extend the cash runway.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company advancing differentiated allogeneic cell therapies and genetic medicines with the capacity to cure certain cancers and rare diseases. The Company's pipeline includes investigational allogeneic CAR-T cell therapies for both solid tumors and hematologic cancers as well as investigational in vivo genetic medicines that address patient populations with high unmet medical need. The Company's approach is based on its proprietary genetic editing platforms, including its non-viral piggyBac® DNA Delivery System, Cas-CLOVER™ Site-Specific Gene Editing System, Booster Molecule and nanoparticle gene delivery technologies, as well as in-house GMP cell therapy manufacturing. The Company has formed strategic collaborations with Roche and Astellas to unlock the promise of cell therapies for cancer patients. Learn more at www.poseida.com and connect with Poseida on X and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, expected plans with respect to clinical trials, including timing of regulatory meetings and submissions and approvals and clinical data updates; potential fees, reimbursements, milestones, royalty payments and other payments that the Company may receive pursuant to its collaboration agreements with Roche and Astellas, including related timing; anticipated timelines and milestones with respect to the Company's development programs and manufacturing activities and capabilities; the potential capabilities and benefits of the Company's technology platforms and product candidates, including the efficacy, safety and tolerability profile of such product candidates or any ability to deliver therapeutic approaches in autoimmune disease; the quote from Dr. Yarema; estimates of the Company's cash balance, cash runway, expenses, capital requirements and any future revenue; the Company's ability to exploit and consummate additional business development opportunities, including with Roche and Astellas, and any anticipated impact on the Company's cash balance and cash runway; the Company's ability to attract and/or retain new and existing collaborators with relevant expertise and its expectations regarding the potential benefits to be derived from any such collaborations; and the Company's plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the Company's reliance on third parties for various aspects of its business; risks associated with conducting clinical trials; whether any of the Company’s product candidates will be shown to be safe and effective; the Company’s ability to finance continued operations; the Company’s reliance on third parties for various aspects of its business; competition in the Company’s target markets; the Company's ability to protect its intellectual property; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; the Company’s ability to retain key scientific or management personnel; the fact that the Company will have limited control over the efforts and resources that its collaborators devote to advancing development programs under their respective collaboration agreements; the fact that the Company may not receive the potential fees, reimbursements and payments under the collaboration agreements; the ability of the Company’s collaborators to early terminate the collaborations, such that the Company may not fully realize the benefits of the collaborations; and the other risks described in the Company's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Poseida Therapeutics, Inc.

Selected Financial Data

(In thousands, except share and per share amounts)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Collaboration revenue	$25,973	$20,013	$54,115	$30,356
Total revenue	25,973	20,013	54,115	30,356
Operating expenses:
Research and development	45,547	39,192	88,468	77,244
General and administrative	12,182	8,676	21,980	20,483
Total operating expenses	57,729	47,868	110,448	97,727
Loss from operations	(31,756)	(27,855)	(56,333)	(67,371)
Other income (expense):
Interest expense	(2,259)	(2,141)	(4,512)	(4,169)
Other income, net	2,644	2,540	5,200	5,237
Net income (loss)	$(31,371)	$(27,456)	$(55,645)	$(66,303)

Net income (loss) per share, basic and diluted	$(0.32)	$(0.32)	$(0.58)	$(0.77)
Weighted-average number of shares outstanding, basic and diluted	96,965,025	86,794,697	96,492,301	86,531,422

SELECTED BALANCE SHEET DATA

	June 30,	December 31,
	2024	2023
	(Unaudited)
Cash, cash equivalents and short-term investments	$237,812	$212,202
Total assets	298,686	273,885
Total liabilities	237,869	170,184
Total stockholders’ equity	60,817	103,701

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Poseida Investor and Media Relations:

Alex Chapman

Senior Vice President, IR & Corporate Communications

IR@poseida.com

Sarah Thailing

Senior Director, IR & Corporate Communications

PR@poseida.com